Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions

Amendment Number 3

to

Exclusive License Agreement

This Amendment Number 3 (the “Amendment”), effective as of April 29, 2022 (the “Amendment Effective Date”), is by and between IMARA Inc., a Delaware corporation, with its principal place of business at 116 Huntington Avenue, 6th Floor, Boston, MA 02116 (“Licensee”), and H. Lundbeck A/S, a for profit corporation organized and existing under the laws of Denmark with company registration no. (CVR) 56759913 (“Licensor”).  Licensee and Licensor may each be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Licensor and Licensee are parties to that certain Exclusive License Agreement, dated April 11, 2016, as amended July 21, 2016 and October 9, 2017 (the “Agreement”); and

WHEREAS, due to COVID-19 and certain other events, Licensor and Licensee now desire to amend the development plan as well as the terms governing pharmacovigilance and scientific publications.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

2.Development Event.  Due to delays caused by patient recruitment and regulatory reviews outside Licensor’s control (i.e. COVID-19), and as contemplated by Section 3.1 of the Agreement, the period for achievement of the First Commercial Sale of a Licensed Product in any jurisdiction is hereby extended from [**] to [**].

3.Pharmacovigilance. Notwithstanding anything set forth in Section 3.3 of the Agreement and subject to the subsequent sentence of this section, Licensee shall be in full satisfaction of its obligations under Section 3.3 of the Agreement if, (A) on or before May 15, 2022, it provides to Licensor the safety data tables from (i) all previously completed clinical trials in sickle cell disease and beta-thalassemia for the Licensed Compound known as IMR-687 and (ii) the 2022 interim analyses of the Licensee’s Phase 2b clinical trials in sickle cell disease and beta-thalassemia for the Licensed Compound known as IMR-687 and (B) it provides to Licensor the safety data tables from the final analyses of the Licensee’s Phase 2b clinical trials, in sickle cell disease and beta-thalassemia for the Licensed Compound known as IMR-687 without undue delay after completion of the applicable trial (collectively, the “Safety Data Tables”).  If at any point after the Amendment Effective Date the Licensor provides written notice to Licensee that it is researching, developing or Commercializing a Licensed Compound or Licensed Product outside the Field, then the

Licensee’s obligations under Section 3.3 of the Agreement shall revert to that set forth in Section 3.3 prior to this Amendment.  The Safety Data Tables shall be deemed Confidential Information of Licensee.

4.Scientific Publications. Section 6.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Licensee and its Affiliates and Sublicensees shall provide Licensor with a copy of any manuscript, abstract or other proposed scientific publication relating to the Licensed Compounds or Licensed Technology (a “Publication”), prior to submission thereof to a publisher or to any third party, and in any case, not less than [**] prior to any public disclosure, for the purpose of protection proprietary or intellectual property of Licensor that might be contained in such Publication. Following receipt of such proposed Publication, Licensor shall have the right to cause Licensee or its Affiliates or Sublicensees, as applicable, to (i) withhold publication or other public disclosure thereof for a period of up to [**] in order to provide Licensor time to obtain appropriate intellectual property protection thereof, and (ii) remove any proprietary, or otherwise confidential, information of Licensor contained in such Publication, subject to any limitations, restrictions or obligation under applicable laws and regulations. For the elimination of doubt, while a proposed Publication may contain proprietary, or otherwise confidential, information, of Licensor, Licensor acknowledges that each proposed Publication itself, prior to its public disclosure, shall be deemed Confidential Information of Licensee.”

5.Amendment Effective Date.  This Amendment shall be effective as of the Amendment Effective Date.

6.No Other Amendments.  Except as amended by this Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered by this Amendment.

7.Governing Law.  This Amendment and all disputes arising out of or related to this Amendment shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, U.S.A., excluding application of any conflict of laws principles that would require application of the laws of a jurisdiction outside of New York, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in New York, New York. The Parties hereby expressly consent to the jurisdiction of such courts and irrevocably waive any objection to jurisdiction or venue. This Amendment and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English.

8.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. Furthermore, the Parties agree that:

(a)

Facsimile or Adobe™ Portable Document Format PDF signatures by authorized signatories of the Parties delivered by electronic mail (“.PDF-Execution”), and electronic signatures by authorized signatories of the Parties (“Electronic

Execution”), shall be as valid as an original wet-ink signature and that the PDF-Execution and Electronic Execution shall be effective to bind the Parties to this Amendment.

(b)

This Amendment with PDF-Execution or Electronic Execution shall be deemed: (i) to be "in writing", (ii) to have been duly signed and executed. and (iii) to constitute a record established and maintained in the ordinary course of business and (iv) an original written record when printed from electronic files.

(c)

Without prejudice to any other right to contest a claim neither Party shall argue that PDF-Execution or Electronic Execution does not meet any formal requirements for this Amendment to be validly concluded.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized officers, have executed this Amendment as of the Effective Date.

IMARA INC.		H. LUNDBECK A/S

By:	/s/ Rahul Ballal	By:	/s/ Johan Luthman
Name:	Rahul Ballal	Name:	Johan Luthman
Title	President and CEO	Title	EVP R&D